FOR IMMEDIATE RELEASE

November 15, 2004

TurboChef to Amend SEC Filings Related to 2002 and 2003 Financial Statements; Positive Effect on Future Periods

Atlanta, Georgia, November 15, 2004 – TurboChef Technologies, Inc. (AMEX: TCF) (the "Company") today announced that it will restate its financial results for the years ended December 31, 2002 and 2003 and the quarters ended March 31 and June 30, 2004. The restatement arises from an examination by current management of certain sales incentives offered by the Company in 2002 in light of the current roll-out of its new Tornado oven to a major restaurant chain and its determination that a different accounting treatment of such incentives as described below would be more appropriate.  The restatement will reduce revenue by an aggregate amount of approximately $3.0 million in 2002 and 2003.  The restatement also will result in an increase of $150,000 in revenue and net income the Company recently reported for the three and nine months ended September 30, 2004.  The Company will recognize approximately $2.7 million of the deferred revenue (and approximately $1.1 million of related net income) in future periods.  There will be no effect on cash or net cash flow from operations.

In 2002, under prior management, the Company sold 100 of its C-3 model ovens in Puerto Rico to franchisees of a major restaurant chain under a proposal that conditionally offered a cash rebate in connection with the future purchase of Tornado ovens.  The rebate would be payable if and when the Company and the restaurant chain agreed on the terms and conditions of a franchise-wide sale and roll-out of that oven and the roll-out was complete in Puerto Rico.  Also, in 2002 in connection with a proposed sale of approximately 400 C-3 model ovens to franchisees of the same restaurant chain the Company proposed to offer a future exchange of those C-3 ovens for the Company's Tornado model oven if and when a franchise-wide sale and roll-out of Tornado ovens was completed.  At the time these incentives were offered, the Tornado oven was yet to be commercialized, the Company had no obligation to produce the Tornado oven and no party had any obligation to proceed with a franchise-wide roll-out.  The Company accounted for the sale of those ovens without a reduction of revenue for the estimated liability for the rebate and without a reduction of revenue and cost of sales for estimated returns that might result from the exchange offer.  A franchise-wide roll-out of Tornado ovens began in July 2004, and current management has decided, in consultation and with the concurrence of its independent registered public accounting firm, that the Company’s earlier financial statements should have reflected such reductions and other related adjustments.

The Company believes the effects of the restatement in the years 2002 and 2003 to be as follows:

	Year Ended December 31, 2002			Year Ended December 31, 2003
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
(In thousands, except per share data)
Statement of Operations
Revenue	$ 7,996	$ (2,341)	$ 5,655	$ 4,340	$ (650)	$ 3,690

Cost of revenue	4,715	(1,241)	3,474	2,338	(392)	1,946

Total costs and expenses	13,609	(1,241)	12,368	17,343	(392)	16,951

Operating loss	(5,613)	(1,100)	(6,713)	(13,003)	(258)	(13,261)

Net loss	(5,584)	(1,100)	(6,684)	(14,091)	(258)	(14,349)

Net loss available to common stockholders	(5,854)	(1,100)	(6,954)	(26,891)	(258)	(27,149)
Net loss per share available to common stockholders	$ (0.31)	$ (0.06)	$ (0.37)	$ (1.32)	$ (0.01)	$ (1.33)

	As of December 31, 2002			As of December 31, 2003
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated

Balance Sheet
Accrued expenses	$ 583	$ 287	$ 870	$ 841	$ 287	$ 1,128
Deferred revenue	--	813	813	295	1,071	1,366
Total current liabilities	5,546	1,100	6,646	4,203	1,358	5,561
Accumulated deficit	(46,312)	(1,100)	(47,412)	(60,598)	(1,358)	(62,382)
Total stockholders’ deficit	(159)	(1,100)	(1,259)	(5,377)	(1,358)	(6,735)

The Company believes the only effect of the restatement of the reported results for the first two quarters of 2004 will be to reflect the carry forward effect of the restated financials as of December 31, 2003.  Because the Company’s Quarterly Report for the quarter ended September 30, 2004 also will necessarily have to reflect the carry-forward effect of the restated 2003 financials, the Company will have to delay the filing of that report until the restatement of the earlier periods is complete.  The Company will endeavor to file such report, together with amended Annual Reports for 2002 and 2003 and amended Quarterly Reports for the quarters ended March 31 and June 30, 2004, by November 19, 2004, but it must first allow its former auditors to finalize their process to consent to the restatements, and it cannot offer assurance that they will complete their process in time for the Company to meet such deadline.

Richard Perlman, the Company's Chairman said, “The restatements have no impact on the wonderful operating results the Company has reported, or our future prospects.  Though it is unfortunate to be involved in this process, we felt it is the appropriate thing to do.  The restatements simply represent another housekeeping item the current management team had to address in our commitment to maintain the highest standards.”

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to continue or expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

About TurboChef

TurboChef designs, develops, manufactures and markets speed cooking solutions to the food service marketplace. Our speed cooking ovens utilize patented technologies that combine controlled high-speed forced air convection heating with microwave energy to cook food products at remarkable speeds with food quality comparable and superior to conventional methods. Through our subsidiary, Enersyst Development Center, L.L.C., we conduct research, development and licensing of additional patented technologies associated with the application of heat transfer and air impingement, and we provide innovations in culinary development through the research, development and testing of food concepts, menu development and culinary solutions for restaurant chains, food manufacturers and food service operators. Visit TurboChef at http://www.turbochef.com.

For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
678-987-1700

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